EXHIBIT 10.1
Agreement
Entered into and signed in Tel Aviv on July 13, 2008

Between:	Topspin Medical, Inc. a company incorporated pursuant to the laws of the State of Delaware, U.S.A of: 2 Yodfat Street, Global Park, Lod Tel: 08-9200033 Fax: 08-9281233 (hereinafter: the “Company”)
of the first part;

And between:	Ziv Haft Trust Company Ltd. a company incorporated pursuant to the laws of the State of Israel of: 46-48 Menachem Begin Road, Tel Aviv Tel: 03-6386894 Fax: 03-6374344 (hereinafter: the “Trustee”)
of the second part;

Whereas
according to a prospectus which the Company published on August 29, 2007 (the “Prospectus”), a listing for trading was made on the Tel Aviv Stock Exchange Ltd. (“TASE”) with respect of, inter alia, record ownership Series A Convertible Bonds of the Company, which are convertible into record ownership shares of Common Stock of par value U.S. $0.001 each of the Company (the “Common Shares”) on any trading day on TASE (“Trading Day”), commencing from the date of listing for trading thereof until November 14, 2009 (inclusive), except in the period from November 15th to November 30th (inclusive) of each of the years 2007 to 2008 (inclusive), such that each NIS 0.84 par value of Series A Convertible Bonds of the Company will be convertible into one Common Share (subject to adjustments as specified in Section 2.6.3 of the Prospectus) (the “Convertible Bonds”); and

Whereas
on July 10, 2007, the Company, the Trustee and Wilmington Trust Company (the “US Trustee”, and the two together, the “Trustees”) executed an indenture in respect of the Convertible Bonds (the “Indenture”); and

Whereas
Sections 9.01 and 9.02 of the Indenture set forth conditions with respect to amendment of the Indenture through a written document that shall be signed between the Company and the Trustees and Section 9.02 of the Indenture and Section 2.7.3 of the Prospectus provide that the conversion period or the conversion rate of the Convertible Bonds shall be amended in the framework of an arrangement or settlement, which shall have been sanctioned by the court, pursuant to Section 350 of the Companies Law, 5759-1999 (the “Companies Law”); and

Whereas
according to a unanimous decision at a continued meeting of the holders of Convertible Bonds which was held on June 17, 2008, the Trustee was empowered to reach an agreement with the Company on behalf of the holders of Convertible Bonds regarding detailed and full terms and conditions of an arrangement between the holders of Convertible Bonds and the Company according to the outline of the Company’s proposal, which was described in an immediate report which was released by the Company on June 15, 2008, and according to the issues that were raised in the discussion at the said meeting, and to sign the arrangement on their behalf, as specified in this Agreement below.

Therefore, the Company and the Trustee have decided to act as follows:
1.	The Arrangement

The parties hereby agree upon performance of an arrangement plan between the Company and all of the holders of Convertible Bonds (the “Arrangement”) whereby, subject to the terms and conditions of this document and/or any decision or ruling regarding the Arrangement of a court in Israel or of any other court, as specified in Section 3 of this Agreement, the terms and conditions of the Indenture, including the terms of conversion of the Convertible Bonds in the Indenture, will be amended and/or cancelled and/or replaced and/or modified such that in consideration for each NIS 1 par value of Convertible Bonds, each holder of Convertible Bonds will be entitled to receive 9 Common Shares of the Company (the “Shares” and the “Conversion to Shares”, respectively) and the sum of NIS 0.25 in cash (the “Payment in Cash”, performance of the Payment in Cash and the Conversion to Shares shall hereinafter be referred to jointly as “Performance of the Arrangement”), such that after the conversion as aforesaid, the holdings of all of the holders of Convertible Bonds in the Company’s shares will be approximately 71% of the Company’s issued and outstanding paid-up share capital (approximately 64% of the Company’s share capital on a fully diluted basis).

The Arrangement will apply to all of the holders of Convertible Bonds, without exception, and will be performed in such manner and under such conditions as are specified below:

1.1	The Entitled and the Effective Date

Performance of the Arrangement will be vis-à-vis holders of the Convertible Bonds (with respect to the Convertible Bonds held thereby) whose names, on the Effective Date, which will be four (4) Trading Days after the date on which all of the conditions specified in Section 7 of this Agreement below shall be fulfilled (the “Effective Date” and the “Date of Fulfillment of the Conditions Precedent”, respectively), shall be registered in the Company’s Convertible Bond register as holders, with the exception of The Nominee Company of Bank Hapoalim Ltd. (the “Registration Company”) (in respect of the quantity of Convertible Bonds which is registered for their benefit in the Company’s Convertible Bond register on the Effective Date) (the “Registered Holders”), or vis-à-vis holders of Convertible Bonds whose right to Convertible Bonds shall be registered, on the Effective Date, with a TASE member (in respect of the quantity of Convertible Bonds registered with the TASE member in their name on the Effective Date), provided that the Convertible Bonds registered with the TASE member are registered, at the same time, in the name of the Registration Company in the Company’s Convertible Bond register (the “Non-Registered Holders”, the Registered Holders and the Non-Registered Holders shall hereinafter be jointly referred to as the “Entitled Bondholders”).

1.2	Conversion to Shares

The Conversion to Shares for the Entitled Bondholders shall be performed on the second Trading Day after the Effective Date, against delivery of the Convertible Bond certificates, which shall be converted on such date, at the Company’s registered office or at any other place of which the Company shall give notice on the Date of Fulfillment of the Conditions Precedent (the “Conversion to Shares Date”).

1.2.1
Without derogating from or modifying the terms and conditions of the Arrangement specified in the beginning of Section 1 of this Agreement, the technique for performance of the Conversion to Shares shall be as follows: On the Conversion to Shares Date, actual conversion shall be performed for 50% of the balance of the par value of the Convertible Bonds in circulation that shall be held by each one of the Entitled Bondholders on the Effective Date (the “Par Value Balance for Conversion”), such that every NIS 1 par value of Convertible Bonds out of the Par Value Balance for Conversion will be converted into 18 Common Shares of the Company.

1.2.2
The Conversion to Shares for the Registered Holders will be performed on the Conversion to Shares Date through an allotment of shares in the name of the Registered Holders. The Company shall issue share certificates for each Registered Holder in respect of all of the shares allotted to him in the framework of the Conversion to Shares.

1.2.3
The Conversion to Shares for Non-Registered Holders will be performed on the Conversion to Shares Date through the TASE Clearinghouse and TASE members with which the Convertible Bonds will be deposited on the Effective Date. The Company shall issue a share certificate for all of the shares that shall be allotted to all of the Non-Registered Holders which shall derive from the conversion as aforesaid in the name of the Registration Company.

1.3	Method of Payment in Cash

The Payment in Cash will be made one (1) Trading Day after the Conversion to Shares Date, against delivery of the Convertible Bond certificates in respect of which the Payment in Cash shall be made, at the Company’s registered office or at any other place of which the Company shall give notice on the Date of Fulfillment of the Conditions Precedent (the “Date of Payment in Cash” or the “Date of Closing of the Arrangement”).

1.3.1
Without derogating from or modifying the terms and conditions of the Arrangement specified in the beginning of Section 1 of this Agreement, the technique for performance of the Payment in Cash shall be as follows: On the Date of Payment in Cash, the Payment in Cash will be made in respect of the balance of the par value of the Convertible Bonds in circulation that shall be held by each one of the Entitled Bondholders after the Conversion to Shares (i.e. 50% of the balance of the par value of the Convertible Bonds that shall be held by the holders of Convertible Bonds on the Effective Date) (the “Par Value Balance for the Payment in Cash”), such that in respect of each NIS 1 par value out of the Par Value Balance for the Payment in Cash, the sum of NIS 0.5 will be paid in cash.

1.3.2
The Payment in Cash to the Registered Holders will be made on the Date of Payment in Cash, by checks which shall be sent by registered mail with delivery confirmation on the said date or by the giving of an instruction on the said date to perform a wire transfer to the credit of the bank account of the Registered Holders. A holder of Convertible Bonds who shall wish to inform the

Company of the details of the bank account for crediting thereof with the foregoing payment or to modify the said account details or to give his instructions with respect to the method of payment as aforesaid, will be able to do so by notice in a letter sent by registered mail to the Company by the Trading Day following the Effective Date (inclusive) (in this section — the “Notice”). In the event that the Registered Holder shall not have delivered a Notice as aforesaid to the Company by the foregoing date, the payment will be made to the said Registered Holder by check which will be sent by registered mail to his last address recorded in the Company’s Convertible Bond Register, in accordance with the provisions specified in the Bond’s terms and conditions overleaf.

1.3.3
The Payment in Cash to the Non-Registered Holders will be made on the Date of Payment in Cash via remittance of the Payment in Cash to the Registration Company, which will remit the same to the TASE Clearinghouse for the remittance thereof to the TASE members with which the Convertible Bonds shall be deposited on the Effective Date.

1.3.4
In the event that the Payment in Cash shall not actually be made to any of the Entitled Bondholders for a reason beyond the Company’s control, the Payment in Cash that shall not have actually been made as aforesaid (including with respect to the Non-Registered Holders) will be subject to the provisions of Section 3.02(f) of the Indenture.

1.4
It is clarified that the holders of Convertible Bonds are not entitled to receive any additional interest payment (apart from those that have already been paid to them previously) in respect of the Convertible Bonds, and that the Payment in Cash does not include any interest payment.

1.5	Listing for trading

The Company shall act to receive the approval of TASE for the listing for trading of the Shares which is subject, inter alia, to the registration of the Shares with the U.S. Securities and Exchange Commission (“SEC”), or the provision of a legal opinion to the TASE in such language as shall be agreed with it, whereby there is no impediment to the issuance of the Shares or the listing for trading thereof on the TASE, without the need to register the same with the SEC.

1.6	Cancellation of the Convertible Bonds

Concurrently with the closing of the Arrangement as aforesaid, the Convertible Bonds will be removed from circulation, delisted from TASE and be absolutely null and void.
2.	The Expense-Cutback Plan

The Company represents that on June 15, 2008, the Company’s board of directors adopted a plan under which its expenses will be cutback, such that during the third quarter of 2008 and during the fourth quarter of 2008, the Company’s expenses for its current operations will amount to approximately NIS 1,600 thousand on average per month and approximately NIS 1,350 thousand on average per month, respectively (the said amounts are net, i.e. less the Chief Scientist’s participation in the research and development expenses), all as specified in the immediate report which the Company released on June 15, 2008 (the “Expense-Cutback Plan”).

In addition to the Expense-Cutback Plan, and subject to the closing of the Arrangement, further to the notice dated July 8, 2008 which was received by Topspin Medical (Israel) Ltd., a wholly owned subsidiary of the Company (“Topspin Israel”), from Mr. Yaron Tal, who serves as CEO, president and director of the Company, Mr. Yaron Tal’s gross monthly salary, which is paid by Topspin Israel, will be reduced by the rate of 15% during the months of July to September 2008 and he will not be paid a bonus for 2008, which was also supposed to be paid by Topspin Israel, and further to a notice dated July 8, 2008 which Topspin Israel received from Mr. Eyal Kolka, who serves as Vice President at Topspin Israel, Mr. Eyal Kolka’s gross monthly salary, which is paid by Topspin Israel, will be reduced by the rate of his entire salary, as being prior to the reduction, over the said period, subject to the Minimum Wage Law, 5747-1987. The remaining terms of the above persons’ employment, including social provisions at such rates of their salary (excluding the above bonus) as were prior to the reduction, will in no way be modified.

3.	Approval and Implementation of the Agreement
3.1
The Company hereby undertakes to act as soon as possible after execution of this Agreement in order to receive the approval of the court having subject matter jurisdiction in Israel for the Arrangement, pursuant to the provisions of Section 350 of the Companies Law. In this context, the Company undertakes, after receipt of the court’s approval therefor in the framework of such proceeding, and in accordance with the dates set forth therefor according to the Company’s incorporation documents and pursuant to any law, to convene, as soon as possible, general meetings of the Company’s shareholders and meetings of the holders of Convertible Bonds and to conduct and perform, as soon as possible, subject to the provisions of the Company’s incorporation documents, the Prospectus, the Indenture and any law, any additional proceeding and action that are reasonably required, as well as publication of a prospectus in Israel, if and insofar as publication thereof shall be required, for the purpose of approval and implementation of the Arrangement.

3.2
The aforesaid notwithstanding, if and insofar as the court in Israel shall summarily dismiss the Company’s foregoing motion due to the absence of jurisdiction of courts in Israel to hear the matter, the Company undertakes to apply to a competent court in Delaware, as soon as possible, seeking a declaratory judgment, stating that the provision in the Indenture which provides that modification of the conversion period or the conversion rate of the Convertible Bonds is subject to the performance of an arrangement or settlement, which shall have been sanctioned by a court pursuant to Section 350 of the Companies Law, is cancelled. Subject to receipt of such a judgment of the court in Delaware, the Company undertakes to convene a general meeting of the holders of Convertible Bonds, insofar as shall be required pursuant to the provisions of the Indenture, and to perform, as soon as possible, any additional proceeding or action that are reasonably required for the purpose of approval and implementation of the Arrangement.

3.3
The aforesaid notwithstanding, in the event that the court in Delaware shall dismiss the Company’s motion as aforesaid, the parties agree to reasonably cooperate in order to approve and perform the Arrangement in any other manner, pursuant to any law, within a reasonable period of time, including by applying to another competent court for its approval.

3.4
The Company hereby represents that it has received the approval of all of the organs and functionaries at the Company that are required pursuant to any law for its engagement in this Agreement. It should be clarified that on the date of execution of this Agreement, the general meeting of the Company’s shareholders has not yet approved the increase in the Company’s authorized shares capital, as stated in Section 7.4 of this Agreement.

3.5	The parties represent that there is no impediment, pursuant to any law, to their engagement in this Agreement, including all of the terms and conditions hereof.

3.6
The parties hereby agree that the courts in the Tel Aviv district will have territorial jurisdiction to hear any matter related to this Agreement which, according to the provisions of the Agreement, is supposed to be heard in Israel.

4.	The Trust Deposit

Within three (3) days after the execution of this Agreement, the Company shall deposit in escrow with the Trustee the sum of NIS 12.5 million in a bank account in the Trustee’s name at one of the five largest banks in Israel, in which the Trustee shall have sole signatory rights (the “Trust Deposit”). The Trust Deposit will be invested by the Trustee in NIS deposits only, subject to the provisions of any law. The Trust Deposit will be held by the Trustee in escrow in favor of the holders of Convertible Bonds. The Trustee will act with respect to the Trust Deposit as follows:

[a]
In any event of written notice being given by either of the parties to the other party of non-closing of the Arrangement (“Notice of Non-Closing of the Arrangement”), for any reason, the Trustee will remit the entire sum of the Trust Deposit (principal and yield accrued therein) to the Company at its first written request, and the Trustee’s trust with respect to the Trust Deposit will expire.

[b]
If Notice of Non-Closing of the Arrangement shall not have been given by either of the parties, then on the Effective Date, the Trustee will remit the entire sum of the Trust Deposit (principal and yield accrued therein) to the Joint Account, as defined below, and the Trustee’s trust with respect to the Trust Deposit will expire. Simultaneously, the Trustee and the Company will sign instructions in the Joint Account for the remittance of moneys from the Joint Account as specified in Section 4[c] below.

For the purpose of this Section 4, the “Joint Account” is a bank account in the Company’s name which will be opened thereby by the Effective Date at one of the five largest banks in Israel, at its choice and according to its sole discretion, in which the Company and the Trustee shall have joint signatory rights such that it is not possible to perform any transaction in the account without the approval of the Company and the Trustee together.

[c]
On the Effective Date, and subject to fulfillment of all of the conditions precedent specified in Section 7 of this Agreement, the Company shall remit, from the Joint Account, to the Registration Company, all of the amounts necessary for performance of the Payment in Cash to the Non-Registered Holders in accordance with the provisions of Section 1.3 of this Agreement. In addition, the Company shall remit to the Registered Holders, from the Joint Account, the entire Payment in Cash to which they are entitled, net (after deduction therefrom of the sum of the tax that the Company is required to withhold, insofar as necessary), as specified in Section 1.3 of this Agreement.

No later than three (3) days after the date of closing of the Arrangement, the Company and the Trustee shall sign an instruction for remittance of the balance, if any shall remain, in the Joint Account, to another account in the Company’s name, as shall be determined by the Company, and the Joint Account will be closed.

[d]
Insofar as the Company shall be subject to a tax withholding duty, the tax withholding deduction will be at the maximum rate set forth in the regulations promulgated by virtue of the Income Tax Ordinance [New Version], 5721-1961, or at another rate according to written confirmation of the Tax Authority, including with respect to any holder of Convertible Bonds, insofar as shall be provided to the Company or the TASE member which maintains accounts of Non-Registered Holders with which Convertible Bonds were deposited on the Effective Date, until the Date of the Payment in Cash.

5.	The Representative

The Company hereby undertakes that commencing from July 2008, and until the date of closing of the Arrangement, it shall report, within 15 days after the end of each calendar month, to whomever shall be appointed by the holders of Convertible Bonds and/or the Trustee as the holders of Convertible Bonds’ representative for checking the Company’s compliance with the Expense-Cutback Plan (the “Representative”), on its actual expenses in the month that has ended (according to a balance sheet) compared with its planned expenses for that month according to the Expense-Cutback Plan. In addition, on the 15th of every calendar month, and on the last day of every calendar month (and if the same are not business days in Israel, on the following business day), the Company will report to the Representative its cash and cash-equivalent balances, as of the date of the report. Subject to the provisions below, the Representative will maintain the information that shall be delivered to him by the Company strictly confidential and will not transfer the same to any entity whatsoever. A condition to the transfer of the information to the Representative as aforesaid is that he shall sign, on the date of his appointment by the holders of Convertible Bonds and/or the Trustee, a letter of confidentiality towards the Company in such language as was agreed upon between the Company and the Trustee.

The aforesaid notwithstanding, the Representative will be entitled to deliver to the Trustee, and to it alone, information regarding the Company’s compliance or failure to comply with the Expense-Cutback Plan.
The Trustee hereby undertakes, subject to any law that applies thereto, to maintain the information that shall be delivered thereto by the Representative confidential, except for the purpose of transferring information to a meeting of holders of Convertible Bonds for the purpose of the adoption of a resolution pertaining to their rights or for the purpose of provision of a report on the Company’s condition. Such information that shall be transferred by the Trustee to a meeting of the holders of Convertible Bonds will simultaneously be transferred by the Trustee also to the Company.
6.	Legal Proceedings
6.1
So long as Notice of Non-Closing of the Arrangement shall not have been given, the holders of Convertible Bonds and/or the Trustee hereby undertake not to perform any action for early redemption of the Convertible Bonds and/or not to initiate any proceedings against the Company and/or its shareholders and/or its officers and/or any person on its behalf, who are connected, either directly or indirectly, with the Indenture and/or the Convertible Bonds.

6.2
Upon the closing of the Arrangement, the holders of Convertible Bonds, the Trustee and the Company hereby waive, each vis-à-vis the other, any claim and/or lawsuit and/or demand, whether known or unknown, which is directly or indirectly related to or derives from the Indenture and/or the Convertible Bonds, including any such claim and/or lawsuit and/or demand (and without derogating from the generality of the aforesaid, also with respect to the management and/or engagement of any one of them in the Arrangement), insofar as they are directly or indirectly related to or derive from the Indenture and/or the Convertible Bonds (in this subsection — a “Claim”), and they each hereby absolutely and irrevocably waive any such Claim and/or lawsuit and/or demand the one against the other.

In addition, upon the closing of the Arrangement, the holders of Convertible Bonds hereby absolutely and irrevocably waive any Claim against the Company’s subsidiaries and/or the Company’s shareholders and/or the Company’s office holders and/or the office holders of its subsidiaries, with the exception of any one of the above who shall not have waived, in a written document which shall have been provided to the Trustee by the Date of Fulfillment of the Conditions Precedent, any Claim against the holders of Convertible Bonds.

In addition, upon the closing of the Arrangement, the Trustee hereby absolutely and irrevocably waives any Claim against the Company’s subsidiaries and/or the Company’s shareholders and/or the Company’s office holders and/or the office holders of its subsidiaries, with the exception of any one of the above who shall not have waived, in a written document which shall have been provided to the Trustee by the Date of Fulfillment of the Conditions Precedent, any Claim against the Trustee.
It is clarified that for the purposes of this section, a waiver by the Company’s shareholders of any Claim against the holders of Convertible Bonds and/or against the Trustee is a resolution that shall have been duly adopted at a meeting of the Company’s shareholders regarding the waiver of any such Claim against the holders of Convertible Bonds and/or against the Trustee. It is further clarified that the above provisions do not derogate from the Trustee’s rights according to Section 7.03 of and Exhibit B to the Indenture.
7.	The closing of the Arrangement is subject to the following conditions precedent:
7.1	Approval of the Arrangement through one of the alternatives set forth in Section 3 of this Agreement, in accordance with the hierarchy set forth therein;

7.2	Approval of the Israeli Securities Authority for performance of the Arrangement or for exemption from a prospectus;

7.3	Approval of TASE for the listing for trading of the Shares on TASE;

7.4
Approval of the Company’s shareholders for increasing the Company’s authorized shares capital, including amendment of the Company’s Certificate of Incorporation, insofar as necessary pursuant to the law that applies to the Company, and approval of the Company’s shareholders for the Arrangement, insofar as shall be required by the court in Israel or a court in Delaware or another competent court, as the case may be, as specified in Section 3 of this Agreement or pursuant to any law;

7.5	Execution of a supplement / amendment to the Indenture by the Company, the Trustee and the US Trustee in connection with the Arrangement, in the language attached hereto as Annex A.

8.
Neither this Agreement nor any part hereof may be modified, other than by a document signed by the parties hereto. No waiver, omission or delay of a party to this Agreement with respect to the full or partial fulfillment or non-fulfillment of any of the parties’ undertakings according to this Agreement will be deemed as a waiver by that party to the other of any of its rights.

9.
In the event that the Arrangement shall be approved other than in the framework of the proceedings set forth in Section 350 of the Companies Law, as specified in Sections 3.2 and 3.3 of this Agreement, the Company shall forward to the Trustee, after the Date of Fulfillment of the Conditions Precedent, prior to the date of closing of the Arrangement, written confirmation duly signed thereby, whereby all of the approvals that are required for the purpose of performance of the Arrangement, as specified in Section 7 of this Agreement, shall have been received.

10.
The Company will indemnify the Trustee in respect of any reasonable expense and in respect of any cost or damage that shall be caused thereto in connection with its engagement in this Agreement, the Arrangement and/or the performance thereof, including any lawsuit of a holder of Convertible Bonds, a shareholder of the Company, a creditor of the Company or any other person in connection with the Convertible Bonds, subject to that the act (or omission) of the Trustee which caused the expense, cost or damage, in respect of which the indemnification is being given as aforesaid, was not performed negligently, in bad faith or maliciously.

11.
The Trustee bears no liability vis-à-vis the Company in respect of any damage, expense, cost or lawsuit of a holder of Convertible Bonds or any third party in connection with this Agreement or the Arrangement, unless the aforesaid shall have been caused, and in any event only to the extent to which the aforesaid shall have been caused, as a result of an act (or omission) of the Trustee that shall have been performed with gross negligence, in bad faith or maliciously.

12.
The Trustee bears no responsibility vis-à-vis the Company, the holders of Convertible Bonds or any third party for the actions and proceedings for the approval, closing and implementation of the Arrangement, at any stage, except for the actions under its responsibility as stated in Sections 3, 4 and 7.5 of this Agreement, and the Trustee bears responsibility for any action which it is required to perform in the framework of this Agreement, including, without derogating from the aforesaid, the actions specified in Section 5 of this Agreement, and in any event only if its actions as aforesaid shall have been performed with gross negligence, in bad faith or maliciously.

13.
The Company shall release immediate reports to the public in Israel through the Magna system regarding the formation of the Arrangement, the main provisions of the Arrangement, the proceeding for the approval thereof and its actual performance, all as required by law.

14.
The Company shall deliver to the Trustee a copy of all of the reports as stated in Section 13 above and shall update the Trustee on a current basis, and at its request, regarding the process of actual implementation of the Arrangement.

15.
Insofar as, after the closing of the Arrangement, a demand or a resolution by a majority of the Company’s directors shall be received, or a written request of the shareholders who shall be recorded as holders of the Shares on the date of the request and shall hold the majority of the Company’s issued shares capital and shall have a voting right, for the convening of a meeting on which the agenda will be, inter alia, a resolution regarding the appointment of directors, the Company shall convene a shareholders meeting as aforesaid.

16.
Pursuant to any law, the Trustee may petition the court in Israel for instructions in connection with this Agreement and the Arrangement, and it will bear no responsibility, if it shall have acted in good faith according to the court’s instructions or with its approval. The provisions of this section above do not derogate from any of the Company’s rights to initiate any proceedings pursuant to any law.

In witness whereof, the parties have hereto set their hands:

/s/ Giora Luftig /s/ Ram Sebty	/s/ Yaron Tal /s/ Eyal Kolka

Ziv Haft Trust Company Ltd.	Topspin Medical, Inc.